Exhibit 4.364

/Cost of Arms of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,

INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 154988 dated December 30, 2013

For Rendering

Mobile Radio Telephone Communication Services

This license is granted to

Public Joint Stock Company

“Mobile TeleSystems”

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until December 30, 2018

This license is granted by decision of the licensing body - Order dated May 26, 2017 No. 286-рчс

Appendix being an integral part of this license is executed on 3 sheets (sheet)

Deputy Head	/Signature/ O. A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA

PSRN 1087746736296

CN 092060

Appendix to the license No. 154988**

License Requirements

1. Public Joint Stock Company “Mobile TeleSystems” (licensee) shall observe the term of this license.

Abbreviated name:

“MTS” PJSC

OGRN [Primary State Registration Number] 1027700149124	INN 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.         The licensee shall commence provision of telecommunications services under this license on or before December 30, 2013.

3.         The licensee shall provide mobile radio telephone communication services (networks of the standard GSM-900/1800), including with the use of radio electronic equipment of LTE standard on the basis of the resolution of the State Radio Frequency Commission dated December 11, 2013 No. 13-22-02, under this license only within the territory of the Republic of Ingushetia.

4.         Under this license the licensee shall provide a subscriber* with:

a)        access to the licensee’s telecommunications network;

b)        connections through the licensee’s mobile radio telephone communication network for reception (transmission) of voice and non-voice information, while ensuring the continuity of telecommunications services, regardless of the subscriber’s location, including in movement;

c)         connections with subscribers and/or users of the public landline telephone communication networks;

d)        the possibility to use mobile radio telephone communication services via the network of the standard GSM-900/1800 while being outside the territory specified in the license;

e)         access to telematic communications services and data communication services, except for data communication services for voice transmission;

f)          access to the information inquiry support system;

g)         the possibility of free calls around the clock to emergency response services and transmission of short text messages by dialing a single number for calling emergency response services, as well as possibility of free calls around the clock to emergency response services by dialing the numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

h) transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.         The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.         When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s mobile radio telephone communication network to the public telecommunications network, connection to the licensee’s mobile radio telephone communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s mobile radio telephone communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.         The licensee shall provide for dynamics of LTE standard network deployment and its subsequent modifications in the territory specified in clause 3 of this license, in accordance with the terms of use of radio frequency bandwidths established by the resolution of the State Radio Frequency Commission dated December 11, 2013 No. 13-22-01.

8.         When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.         The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.            The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.            The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to mobile radio telephone communication services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 113541 dated December 30, 2013.

Total numbered, bound and sealed

4 (Four) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

/Signature/ I. Yu. Zavidnaya

JUNE 29, 2017

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA

PSRN 1087746736296

183349